Exhibit 99.1

Overland Storage Reports Second Quarter Fiscal 2014 Results

San Diego, CA – February 13, 2014 – Overland Storage (NASDAQ: OVRL), a trusted global provider of unified data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2014 second quarter ended December 31, 2013.

Eric Kelly, President and CEO of Overland Storage, said, “We feel very good about our recent acquisition of Tandberg Data and are moving forward with the integration of the two companies. We are focused on leveraging key areas where we believe we can drive growth in the business, and believe the combination of the two companies provides the scale and resources required for Overland to become a profitable and growing company. In addition, as we continue to work to expand our set of innovative products, our overall vision is to securely store data and provide access to the applications and information from any device. We believe the integration of our storage technology, virtualization engines and the mobility platform will address the needs of our customers and one of the fastest growing segments of the storage market in a way that no other company has been able to do in the past.”

Recent Highlights:

•	Completed acquisition of Tandberg Data Holdings S.à r.l., a privately held global leader of data storage and data protection solutions in January 2014.

•	Expanded relationship with Sphere 3D Corporation through Sphere’s announced agreement to acquire the product portfolio of V3 Systems, creating a new purpose built VDI appliance and software defined storage solution which would include Overland’s NAS platform and be delivered through Overland’s channel partners.

Second Quarter Fiscal 2014 Financial Results

•	Net revenue for the second quarter of fiscal 2014 was $10.6 million, compared to $12.6 million for the second quarter of fiscal 2013 and $10.6 million in the first quarter of fiscal 2014. Product revenue for the second quarter of fiscal 2014 was $6.6 million, compared to $7.8 million for the second quarter of fiscal 2013 and $6.1 million in the first quarter of fiscal 2014.

•	Gross margin for the second quarter of fiscal 2014 was 34.5%, compared to 36.5% for the second quarter of fiscal 2013 and 33.7% in the first quarter of fiscal 2014.

•	Operating expenses for the second quarter of fiscal 2014 were $8.2 million, compared to $8.7 million in the second quarter of fiscal 2013 and $7.7 million for the first quarter of fiscal 2014. Stock compensation expense was $0.8 million in the second quarter of fiscal 2014, compared to $1.3 million in the second quarter of fiscal 2013 and $0.9 million in the first quarter of fiscal 2014. Depreciation and amortization was $0.3 million in both the second quarters of fiscal 2014 and 2013, and in the first quarter of fiscal 2014.

•	Net loss for the second quarter of fiscal 2014 was $4.3 million, or a loss of $0.12 per share, compared to a net loss of $4.3 million, or a loss of $0.15 per share, in the second quarter of fiscal 2013 and a net loss of $4.6 million, or a loss of $0.15 per share, in the first quarter of fiscal 2014.

Cash and short-term investments at December 31, 2013 were $9.6 million, compared to cash of $8.8 million at June 30, 2013. At December 31, 2013, the Company had $3.5 million outstanding under its credit facility and $7.5 million outstanding under its convertible notes. In January 2014, additional convertible notes having a principal amount of $2.0 million were issued.

Investor Conference Call:

Overland will host an investor conference call today, Thursday, February 13, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s second quarter fiscal 2014 financial results. To access the call dial 877-941-8418 (+1 480-629-9811 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4668666#, beginning 8:00 p.m. ET on February 13, 2014 through 11:59 p.m. ET on February 20, 2014.

About Overland Storage

Overland Storage is a trusted global provider of unified data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, and archival data storage, Overland makes it easy and cost effective to manage different tiers of information over time, whether distributed data is across the hall or across the globe. Overland SnapServer, RDX removable disk-based technology, SnapScale, SnapServer, SnapSAN, NEO Series and REO Series solutions are available through a global channel of value-added resellers and system integrators. This channel model is supported by OEM agreements with major manufacturers. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: risks related to the ability of Sphere3D to raise capital and to close its contemplated transaction with V3 Systems; our ability to maintain our relationship with Sphere3D; our ability to retain customers and retain and hire key personnel and maintain relationships with our suppliers, operating results and business generally; our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property (including the outcome of our ongoing patent litigation); general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Read the Overland blog: http://overlandstorage.com/blog

Follow Overland on Twitter: http://www.twitter.com/OverlandStorage

Visit Overland on Facebook: http://www.facebook.com/OverlandStorage

Overland Storage, SnapServer, RDX, SnapScale, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

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OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net revenue	$10,636	$12,599	$21,242	$24,310
Cost of revenue	6,970	8,002	14,007	15,770

Gross profit	3,666	4,597	7,235	8,540

Operating expenses:
Sales and marketing	3,295	4,353	7,040	8,478
Research and development	1,352	1,591	2,661	3,188
General and administrative	3,518	2,765	6,129	5,649

Total expenses	8,165	8,709	15,830	17,315

Operating loss	(4,499)	(4,112)	(8,595)	(8,775)
Interest expense	(269)	(46)	(583)	(88)
Other income (expense), net	(62)	(47)	(223)	(156)

Loss before income taxes	(4,830)	(4,205)	(9,401)	(9,019)
Provision for (benefit from) income taxes	(514)	68	(495)	117

Net loss	$(4,316)	$(4,273)	$(8,906)	$(9,136)

Net loss per share:
Basic and diluted	$(0.12)	$(0.15)	$(0.27)	$(0.33)

Shares used in computing net loss per share:
Basic and diluted	36,884	28,339	33,414	28,108

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,	Three Months Ended September 30,
	2013	2013
	(Unaudited)	(Unaudited)
Net revenue	$10,636	$10,606
Cost of revenue	6,970	7,037

Gross profit	3,666	3,569

Operating expenses:
Sales and marketing	3,295	3,745
Research and development	1,352	1,309
General and administrative	3,518	2,611

Total expenses	8,165	7,665

Operating loss	(4,499)	(4,096)
Interest expense	(269)	(314)
Other income (expense), net	(62)	(161)

Loss before income taxes	(4,830)	(4,571)
Provision for (benefit from) income taxes	(514)	19

Net loss	$(4,316)	$(4,590)

Net loss per share:
Basic and diluted	$(0.12)	$(0.15)

Shares used in computing net loss per share:
Basic and diluted	36,884	30,725

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	December 31, 2013	June 30, 2013
	(Unaudited)	(Unaudited)
ASSETS
Cash	$4,894	$8,831
Short-term investment — related party	4,717	—
Accounts receivable, net	6,335	6,640
Inventories	10,171	10,354
Other current assets	1,695	1,923

Total current assets	27,812	27,748
Property and equipment, net	2,205	2,014
Other assets	1,605	1,641

Total assets	$31,622	$31,403

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$20,323	$21,064
Long-term debt	11,028	16,750
Other long-term liabilities	3,580	3,885
Shareholders' equity (deficit)	(3,309)	(10,296)

Total liabilities and equity (deficit)	$31,622	$31,403